EXHIBIT 4.15

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

AMENDMENT NUMBER 1 TO THE COLLABORATION AND LICENSE AGREEMENT

This AMENDMENT NUMBER 1 TO THE COLLABORATION AND LICENSE AGREEMENT (this “Amendment”) made as of 8 November, 2022 (the “Amendment No. 1 Effective Date”) by and between Genmab A/S, CVR No. 2102 3884, a Danish corporation having its principal office at Kalvebod Brygge 43, 1560 Copenhagen V, Denmark (“Genmab”) and AbbVie Biotechnology Ltd., a corporation organized under the laws of Bermuda, having a place of business at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“AbbVie”), amends the Collaboration and License Agreement between Genmab and AbbVie dated as of June 10, 2020.  Genmab and AbbVie are each referred to herein individually as “Party” and collectively “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Collaboration and License Agreement, dated as of June 10, 2020 (the “Agreement”), under which the Parties have agreed to collaborate to develop and commercialize pharmaceutical products containing the compounds known as [*], [*], [*] and any Option Compound;

WHEREAS, pursuant to a letter dated June [*], 2022, AbbVie gave notice of its intention to terminate [*] and [*] as Licensed Products in the Territory under the Agreement, such termination to take effect on December 24, 2022;

WHEREAS, the Parties desire to amend the Agreement with respect to [*] in order to (i) clarify and confirm updates to the Global Development Plan and the Global Development Budget in respect of [*], (ii) remove the [*] under Clause 8.4 effective January 1, 2023; and (iii) amend other provisions of the Agreement as set forth herein; and

WHEREAS, the Parties have the authority to amend the Agreement pursuant to Clause 18.13 of the Agreement and now desire to amend the Agreement as hereafter provided.

NOW, THEREFORE, in consideration of the mutual covenants set out below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Article 1
AMENDMENTS
1.1	Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them under the Agreement.
1.2	Clause 8.4 of the Agreement shall not apply with respect to any [*] incurred on or after January 1, 2023. For clarity, where [*] under Clauses 8.1(A) and 8.1(C)(a) [*] and [*] have been incurred before January 1, 2023, such [*] shall continue to be treated in accordance with Clause 8.4.
1.3	Clause 6.2.1 of the Agreement shall be amended by adding the following subsection (F) to the end of Clause 6.2.1:

“(F) The Clinical Studies plan of the GDP for the [*] Product has been updated as of the Amendment No. 1 Effective Date which updated Clinical Studies plan is attached as Exhibit 1 to this Amendment.  The Clinical Studies plan of the GDP shall include the following lists of Clinical Studies:  (1) Clinical Studies which have been already approved by the JSC, including with respect to [*]; and (2) pending Clinical Studies which are [*] subject to JSC approval, including with respect to [*].  Clinical Studies to be added to or removed from any list on the Clinical Studies plan of the GDP, or to be moved from one list to another, shall require JSC approval.”

1.4	Clause 6.2.1(D) of the Agreement shall be amended by adding the following sentences to the end of Clause 6.2.1(D):

“The Global Development Budget will include budgets for approved Clinical Studies as set out in the Clinical Studies plan of the GDP and will provide estimates for pending Clinical Studies as set out in the Clinical Studies plan of the GDP.  For any pending Clinical Studies which later become approved Clinical Studies, the agreed budgets for such Clinical Studies will then be included in the Global Development Budget.  The Global Development Budget should include Manufacturing Costs and FTE Costs where applicable.”

1.5	As of the Amendment No. 1 Effective Date, the updated Clinical Studies plan of the Global Development Plan (GDP) for the [*] Product included as Exhibit 1 to this Amendment shall constitute binding updates to the current applicable GDP between the Parties. As contemplated under the definition of “Global Development Plans” and Clause 6.2.1 of the Agreement, the current GDP including the updated Clinical Studies plan of the GDP in Exhibit 1 is to be further updated from time to time and at least annually, subject to review and approval by the JSC.
1.6	The Parties shall agree on a full updated Global Development Budget at the JSC meeting on December [*], 2022. As provided under Clause 6.2.1(D), such updated Global Development Budget should cover the [*] with the [*] budget being updated annually. The Global Development Budget for [*] for the approved Clinical Studies in Exhibit 1 is not expected to [*] for the [*]. If the proposed Global Development Budget presented at the JSC meeting on December [*], 2022 [*] (i) [*] in [*] with respect to the approved Clinical Studies in Exhibit 1 in [*] or (ii) the total maximum aggregate amount of [*] with respect to the approved Clinical Studies in Exhibit 1 for the period [*] with respect to approved Clinical

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Studies, then the JSC shall discuss and consider in good faith whether such [*] amounts are required to conduct the approved Clinical Studies and can be approved. For the avoidance of doubt, when the JSC has approved the full Global Development Budget, the above amounts in this Section relating to the approved Clinical Studies in Exhibit 1 shall be replaced by the budget amounts set out in the approved Global Development Budget. If the JSC is unable to agree on the updated Global Development Budget at the JSC meeting on December [*], 2022, then the matter shall be referred [*]. As contemplated under the definition of “Global Development Budgets” and as provided under Clause 6.2.1(D) of the Agreement, the Global Development Budget is to be updated each time the GDP is updated, including annual updates, and if and when the JSC mutually agrees to move pending Clinical Studies to approved Clinical Studies (such as for example the [*]), which updates are to be prepared by the JDC and JFS, and is subject to review and approval by the JSC.
1.7	Clause 6.2.1(E) of the Agreement shall be amended by adding the following sentence to the end of Clause 6.2.1(E):

“The JSC shall jointly agree on which pending Clinical Studies should be taken into consideration for the planning of manufacturing and supply.”

1.8	The Parties shall agree on a full updated Development Manufacturing and Supply Plan at the JSC meeting on December [*], 2022. Such updated Development Manufacturing and Supply Plan shall include the Manufacturing activities described and referenced in [*], and the associated [*], as such activities are identified in the attached Exhibit 2 to this Amendment.
Article 2
MISCELLANEOUS
2.1	Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Agreement.
2.2	Except as specifically provided herein, the terms and provisions of the Agreement shall remain in full force and effect except that each reference to the “Agreement” or words of like import in the Agreement shall mean and be a reference to the Agreement as amended hereby.
2.3	This Amendment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.
2.4	Subject to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction, this Agreement and any non-contractual obligations arising from or connected with it shall be governed by [*] and this Agreement shall be construed in accordance with [*].

[SIGNATURE PAGE FOLLOWS]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

In Witness Whereof, the Parties have caused this Amendment to be executed by their representatives thereunto duly authorized as of the Amendment No. 1 Effective Date.

Genmab A/S

By: /s/ Jan van de Winkel
Name: Jan van de Winkel
Title: President and CEO

AbbVie Biotechnology Ltd.

By: /s/ Stephen Muldoon
Name: Stephen Muldoon
Title: SVP Manufacturing and Engineering

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.